Exhibit 99.1

Newell Rubbermaid Inc. and Jarden Corporation

Consumer Goods Corporation Announcement

December 14, 2015

Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

CORPORATE PARTICIPANTS

Nancy O’Donnell, Vice President, Investor Relations, Newell Rubbermaid Inc.

Michael B. Polk, President and Chief Executive Officer, Newell Rubbermaid Inc.

Martin E. Franklin, Founder and Executive Chairman, Jarden Corporation

James E. Lillie, Chief Executive Officer, Jarden Corporation

CONFERENCE CALL PARTICIPANTS

Bill Chappell, SunTrust, Robinson, Humphrey

Dara Mohsenian, Morgan Stanley

John Faucher, JPMorgan

Bill Smith, Deutsche Bank

Chris Ferrara, Wells Fargo

Charlie Strauzer, CJS Securities

Joe Altobello, Raymond James

Kevin Grundy, Jefferies

PRESENTATION

Operator:

Good morning, ladies and gentlemen. Welcome to Newell Rubbermaid Inc. and Jarden Corporation’s joint call to discuss their Consumer Goods combination announced earlier today. This morning’s call will begin with formal remarks by Management followed by a question and answer period.

As a reminder, today’s conference is being recorded. A live webcast of this call is available at the Investor Relations website of both Newell Rubbermaid and Jarden. A slide presentation is also available for download.

I would now like to turn the conference over to Nancy O’Donnell, Vice President of Investor Relations.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Nancy O’Donnell:

Thanks, Shelly. Welcome everyone. Thank you for joining us today for our joint Newell Rubbermaid and Jarden conference call. Our speakers today are Mike Polk, Newell Rubbermaid’s President and Chief Executive Officer, Martin E. Franklin, Founder and Executive Chairman, Jarden Corporation, and James E. Lillie, Jarden Corporation Chief Executive Officer.

Before we start our prepared remarks, I’d like to remind you that some of our comments today may include forward-looking statements reflecting Newell’s and Jarden’s views on the timing of the completion of the proposed transaction, expected benefits of the proposed transaction; Management’s plans, projections and objectives for future operations, scale and performance; integration plans and expected synergies therefrom, and anticipated future financial and operating performance results. These matters involve risks and uncertainties that could cause our actual results to materially differ from our forward-looking statements. These forward-looking statements and risks are discussed in the Investor Presentation made available on both companies’ websites and in the filings made by Newell and Jarden with the Securities and Exchange Commission.

We undertake no obligation to revise or update publicly any forward-looking statements made today.

With that, I would like to turn the call over to Mike Polk.

Michael B. Polk:

Thanks Nancy. Good morning everyone and thanks for joining the call. This morning, we’ve announced the signing of a definitive agreement to combine Newell Rubbermaid and Jarden Corporation. The combination brings together two of the most value creating companies in the consumer goods universe to create a $16 billion branded consumer goods company to be named Newell Brands.

Let me start by thanking the Jarden and Newell Rubbermaid teams and our advisors for their very hard work over the last number of weeks. The process really kicked into high gear in early November and we reached a definitive agreement last night.

I’ve long admired Jarden’s entrepreneurial spirit, growth delivery and track record of value creation. The Jarden value creation story is rare in our industry and one that has been sustained for over a decade. This strong performance is a testament to the vision of its founder, Martin Franklin, co-founder Ian Ashken, and their leadership teams led by Jim Lillie.

Both companies come to this transaction from a position of strength and we are each proud of what we bring to the combination. I’m very excited by this opportunity and believe the new Newell Brands will be incredibly well positioned to establish ourselves as one of the preeminent branded consumer goods companies in the world.

The strategic rationale for combining the two companies is clear and compelling. Both Newell Rubbermaid and Jarden have strong portfolios of leading brands that are number 1 or number 2 in their categories. The combined brand portfolio is quite concentrated with the Top 30 brands delivering about 80 percent of the revenue which will enable us to focus investment quite easily.

Importantly, 80% of the revenue has an operating margin of slightly over 15% pre-synergies making the opportunity for profitable growth quite possible.

Both companies compete in large, growing and unconsolidated global markets with low costs of growth, and in categories that are responsive to innovation and investment. The combination creates substantial scale in key geographies, customers and channels, enabling us to leverage an advantaged set of brand development and commercial capabilities to accelerate the deployment and impact of our portfolio in international markets, in key customers, and in fast-growing channels like e-commerce.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

On a pro forma basis, Newell Brands will have 2.4 times the scale in its top twelve geographies and 2.2 times the scale with its strategic customers than the stand-alone Newell Rubbermaid.

Our portfolios are complementary and compatible, offering a number of intuitive combinations that will enable us to accelerate existing business plans and growth ideas. We see opportunities across categories such as Food Storage and Food Preservation with Rubbermaid and FoodSaver, in Cookware and Kitchen Appliances with brands like Calphalon, Oster and Crock Pot; and Baby Gear and Baby Feeding and Soothing with brands like Graco and Nuk, and Commercial and Industrial Products with brands like Mapa/Spontex, Rubbermaid Commercial Products, and Waddington, and in Outdoor Solutions, Action Sports and on our Beverage where brands like Coleman, Marmot, and K2 can open up avenues of distribution for brands like Avex and Contigo, and in some cases where product forms like our hydration and thermal bottles can be branded as K2 or Coleman.

Or a business model like with Jostens. Jostens would enable our Fine Writing brands like Parker and Waterman to find their way into the hands of graduating high school and college students as phenomenal graduation gifts.

Our portfolios are clearly complementary and compatible, and when you let your mind roam the combinations for accelerated growth have the potential to be very exciting.

Beyond all the benefits of portfolio and scale to growth, we know there are also substantial cost synergies. We have a clear line of sight to $500 million in anticipated cost synergies from the combination within four years. With greater scale will come greater efficiency. Joining as one company will allow us to eliminate duplication in corporate costs, scale procurement benefits, capture substantial savings from consolidating shared services, and given the nearly $10 billion in revenue in the US, lower our cost to serve, with significant savings in distribution and transportation.

Beyond the strategic potential of the new business, the economics of this deal are very attractive and immediately strongly accretive. With the benefit of synergies, the deal becomes very strongly accretive. Over time, we expect to see significant opportunity to drive even more value creation beyond what is currently assumed by establishing clear portfolio priorities, increasing investment in the businesses with the greatest right to win, and by strengthening the portfolio through active portfolio management.

The transaction will be financed by a combination of $5 billion of new debt and the issuance of approximately 221 million new shares. We will also assume or refinance approximately $5.2 billion in Jarden debt.

Importantly, we expect and remain committed to maintaining an investment grade credit rating. We also expect the highly cash generative nature of the combined business to enable us to quickly pay down debt to achieve a leverage ratio of 3 to 3.5 times within two to three years. We will also maintain our dividend per share at or above its current level.

The combined business post synergies will deliver over $3 billion in annual EBITDA. After a period of prioritizing deleveraging the business to our target leverage ratio of 3 to 3.5 times, we will have tremendous optionality to accelerate value creation through M&A and share repurchases

With respect to management and governance, I want to thank Jim Lillie for his very strong leadership of Jarden over the last twelve years. Upon completion of the transaction, we expect to assume responsibility for a very well run and strongly performing business.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Importantly, I’m very pleased that Martin and Ian are committed to supporting the new enterprise as members of the Newell Brands Board of Directors. I look forward to their guidance and stewardship as we strive to achieve the full upside potential of the combination.

I’m also delighted that Mark Tarchetti and Bill Burke are excited to take on new roles in Newell Brands upon the closing of the transaction. Mark, currently Newell Rubbermaid’s Chief Development Officer, will become President of Newell Brands, initially focused on accelerating growth by unlocking the combination synergies, developing plans and leading delivery of the cost synergies, and establishing a clear set of portfolio priorities and long term business development plans. Mark will also work to establish a set of critical enterprise-wide capabilities including Design, Innovation, Insights, E-commerce and Direct-to-Consumer commerce with the teams on both sides of the combination. Bill, currently Newell Rubbermaid’s Chief Operating Officer, will lead the legacy Jarden businesses upon the closing of the transaction, working closely with Richard Sansone, Jarden’s Executive Vice President of Operations, as we begin the process of learning about the brands, the people and the opportunities. Bill and Rich’s deep operating experience in complex portfolios and their outstanding people leadership skills will be critical enablers to realizing the business potential. Bill, Mark and Rich will work closely with the business leaders across both organizations to ensure a seamless integration of the new organization.

When we introduced the Growth Game Plan strategy nearly four years ago, we set forth a new ambition for Newell Rubbermaid, one focused on building a faster growing, higher margin, more global and more profitable company. Since then, thanks to the hard work of everyone at our company, we have accelerated growth, increased margins, and created what I would consider tremendous shareholder value.

With today’s announcement and the creation of Newell Brands, we are embarking on the next chapter of our growth journey in partnership with our colleagues from Jarden, unlocking even more value on the road to building one of the world’s leading consumer branded goods companies. I’m very excited about the opportunities ahead and I look forward to working with the Jarden team to unlock our shared potential.

With that, let me turn the call over to Martin.

Martin E. Franklin:

Good morning and thank you for joining us to discuss this exciting combination. The combination of our two leading consumer products businesses provides a unique value creation opportunity. Having founded Jarden nearly 15 years ago, there is a great deal of emotion and non-monetary considerations that are at stake here for Ian, Jim, me and the rest of our team. We have only reached this point after great deliberation and true conviction that this combination is indeed in the best long-term interest of all of our stakeholders.

The strategic rationale for the combination is compelling. Both companies have leading market positions in the vast majority of their respective niche, consumer markets. Our customer profile overlaps in many areas on a complementary basis. There are significant international growth opportunities by leveraging our respective geographic strengths. We have a similar culture driving our organizations as Jarden’s trademark is “the brands of everyday life”, while Newell’s is “brands that matter”. We both possess strong product portfolios comprised of leading brands and ultimately make products that people need and value in their daily lives, from coffee pots and smoke detectors to pens and hairbrushes. Both cultures are defined by an entrepreneurial spirit that is pervasive and global. These are all common foundational elements that bode well for our combined, long-term value creation potential. In addition, the prospect of achieving $500 million of incremental cost efficiencies over a four-year period makes this combination highly attractive to the earnings per share of the combined Newell Brands and suggests an expanded financial base and margin profile as a combined entity. These significant efficiencies extend beyond earnings per share accretion, to enhancing the long-term potential for increased business investment as well as return of capital to shareholders. I simply believe it’s a unique value creation opportunity for both companies.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

We have entered into this combination having spent significant time with Mike Polk and the senior management team at Newell. We are convinced that they have a very similar ambition and continue to build the most highly respected, leading, diversified, consumer products company in the world. Jarden has built an extraordinary culture to perform at the highest levels, whether through Jarden’s DNA operating philosophy or our Value Added Finance approach to the back office, and this consistent approach is part of our strength. Mike and his team have seen the way that we operate and will incorporate the best of our approach and processes with the best of theirs.

We believe the combination opens the door to yet another layer of transformative value creation. Together Newell Brands will be a $16 billion-plus consumer products powerhouse with the funding to invest for the future to create best-in-class products in every sales channel on a global basis. The combination provides an undeniably unique and exhilarating opportunity for long term growth and success.

Over the years, I have regularly been asked if we would be prepared to relinquish control of Jarden. My answer, which many of you on this call have heard me say, has always been the same; we would be prepared to relinquish control of the company’s direction if the upside opportunity was right for all of our stakeholders and if a change created more opportunities for the business to be stronger and for it to flourish beyond what it could achieve on its own. We believe this is one such opportunity. As you are aware, this transaction has been structured with Newell being the acquiring company. Given their higher trading multiple and equity value, this is an efficient way to structure the combination. As Jarden equity holders will comprise approximately 45% of Newell Brands’ equity value and Jarden holders will additionally receive $21 per share in cash consideration, we believe this consideration fairly values Jarden’s contribution and ongoing commitment to Newell Brands’ success. We will be strong partners in every sense of the word. Jarden shareholders will benefit from Newell Brands dividend policy going forward.

I know that both teams share the vision of a best-of-both approach towards management, systems, and ultimately, our best way forward. As a continuing director I will not only be actively involved in advising Mike in future M&A strategies, but also I personally intend to keep half of my current after=tax Jarden ownership in the company post-closing. I believe this will result in my being the largest individual shareholder in the company. I remain personally and financially committed to Newell Brands’ ongoing success.

Importantly, we will be entering this new chapter from a position of strength: the creation of a $16Bn consumer products company geared to deliver competitive levels of annual organic growth, over $3 billion in combined EBITDA post synergies, and a strong cash-generative profile; a company with an investment grade credit rating, membership in the S&P 500, a capital return policy which includes dividend payment while additionally offering solid growth prospects. In summary, an appropriate debt and equity base from which to build future value. An extremely complementary product portfolio with leading brands in niche, consumer categories; a new frontier of scaled revenue and development opportunities as well as incremental cost savings efficiencies of $500 million; international expansion opportunities more readily accessed with scale and distinct geographic strengths; a deep management bench from which to lead as well as an exciting opportunity to attract and retain talent; and finally, a shared culture and vision that is inspired by consumers’ everyday wants and dreams, with a culture committed to continually listening, learning and innovating while striving to be better.

As we have said in every Annual Report since our inception, “our best assets go home every night”. None of this could happen without the tremendous efforts of the management and employees within Jarden. I am extremely grateful for their commitment and dedication. While I recognize that growth necessitates change, I believe the career opportunities this combination creates will be an overall positive for the Jarden family as a whole.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

I am now pleased to turn the call over to my partner Jim.

James E. Lillie:

Thank you Martin and good morning everybody. As Mike and Martin discussed, we are convinced that this transaction offers our stakeholders a unique opportunity to achieve transformative value creation. Together, we can leverage scale and expertise in important areas from supply chain, manufacturing, distribution, warehousing, product and channel development to international and direct to consumer expansion. We can accelerate these efforts with meaningful cost synergies while taking advantage of best practices across the combined organization. The scope and magnitude of these opportunities simply are not obtainable on a standalone basis.

Newell’s transformational efforts and its focus on Every Day Great Execution or EDGE, as well as its focus on Five Ways to Win, though worded differently is absolutely aligned with Jarden’s concept of being bold coupled with Jarden’s DNA.

The Newell Way that Mike and his team have created is in fact the Jarden Way that Martin, Ian and I have had in place since the company’s inception. This alignment on values, culture and respect for our employees, coupled with our combined intense focus on operational discipline and global growth is just part of the reason we all believe that this combination will drive channel and geographic expansion and value creation.

On our third quarter earnings call, having achieved the milestone of annualized revenues of $10 billion, we noted that we were focused on the best way to continue growing revenues and leveraging our scale in the future. Specifically, we commented that the future requires bold thinking; embracing end-consumer channel diversification, direct-to-consumer investment, and an expanded omnichannel presence. When we consider how best to capitalize on these opportunities, not only over the next few years, but over the coming decades, scale and centralization of effort without losing entrepreneurial edge will become more important. This is particularly true when one thinks about what it takes to develop and win in some of these new areas and competencies such as direct-to-consumer and global product development in an increasingly complex and competitive environment.

My job, and all of our jobs, has always been focused on creating shareholder value and ensuring Jarden is positioned to continue to create value. I believe that this combination is very consistent with that philosophy. My 13 years at Jarden as COO, President and the last four years as CEO were focused on value creation for our shareholders, our customers, and ensuring growth opportunities for our employees. This change is perfectly aligned with that focus. In this spirit, I will be relinquishing the CEO title and putting my unequivocal support behind Mike Polk as the CEO of Newell Brands.

I am proud of the significant value that we have been able to create as Jarden and am confident that this combination offers a solid path to extend this track record and to generate both geographic growth and margin expansion resulting in shareholder value creation faster and less expensively than both organizations could achieve on their own. We appreciate the support that we have received from our stakeholders throughout our history and in what has been a milestone and record setting year, culminating in this transformative opportunity.

With that, I would now like to turn the call back over to Mike for some closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Michael B. Polk:

Thanks, Jim. Let me close by saying thank you to Martin, Ian and Jim and to both teams from Newell Rubbermaid and Jarden that have worked tirelessly over the last few weeks to get us to today’s announcement. This combination brings together two proud, strongly performing, highly capable companies that are committed to and have proven track records of creating shareholder value. We come together from a position of strength. Despite the momentum in both companies, we believe we’re even stronger together than apart, with tremendous opportunity to create one of the highest performing and leading consumer goods companies in the world.

With that, let me hand the call back to Shelly to start the Q&A.

Operator:

If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. A voice prompt on the phone line will indicate when your line is open. Please state your name before posing your question. Again, press star, one to ask a question, and we’ll pause for just a moment to allow everyone an opportunity to signal.

We’ll take our first question from Bill Chappell with SunTrust.

Bill Chappell:

Good morning and congratulations. Mike, the first question I kind of had is I mean if you look at the Jarden model versus the Newell model, Jarden is a little more decentralized when it comes to the marketing, R&D. Is the thought to try to apply directly the Newell model of kind of what you’ve done over the past three or four years at Newell, or is it really case by case for some of these businesses?

Michael B. Polk:

You know, Bill—and I didn’t realize this was the French version of Bill versus the Atlanta version of Bill.

Bill Chappell:

That’s normal. For all Jarden conference calls I get that.

Michael B. Polk:

Is that right? Hey Bill, it’s a great question. I think in any transaction of this sort you have to respect the differences before you can think about what you want to do with the business and we clearly respect the differences in the two models. In the very near term, 2016, we’ll manage both Newell Rubbermaid and Jarden as they are designed and constructed today. Both businesses have aggressive business plans and the teams on both sides need to focus and deliver their outcomes, their committed outcomes. That’s one comment I would make about this.

We do believe that there are opportunities to create enterprise-wide capabilities that are shared across the two companies, but our—and our focus will be around those things that can create value in that respect, but we don’t envision in the near term really making any changes on the operating side of the business. It’s really quite critical that the organizations continue to focus and deliver.

There are, as I said in my commentary, a number of different intuitive combinations from a growth perspective that are worth thinking deeply about and then playing for, eventually. So how do you play for the growth that opportunity connected to the combination of a brand like Graco and a brand like Nuk? I mean obviously they’re tremendous synergies by merchandising those assets together and playing for

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

the scale opportunities of market deployment connected in that category. These combinations create an opportunity for strengthened category leadership which will give us terrific leverage and partnership with our key customers, so of course we should play for those things. But job one in the near term is to deliver the outcomes that we’ve both committed to and then play for the synergies that come from combining two large corporations, and then think deeply about the portfolio priorities and where the revenue synergies potentially can come from over time.

There are big differences. A business like Yankee Candle, which I used to be a member of the Board of Directors on and know well, Jostens, these are different businesses from the balance of Newell Rubbermaid and we have to respect those differences but at the same time play for the potential synergy that comes from leveraging our branded assets through their business model. I think that can work for everybody involved, both the leaders in those businesses and for the corporation as we look to scale our brands.

Bill Chappell:

Got it. That ties into my other question. You say you have kind of a clean line of sight to the $500 million in synergies. Can you give us any more color in terms of the buckets that falls into in terms of purchasing, SG&A, marketing? Kind of where the big opportunities are?

Michael B. Polk:

Yes, sure Bill. I mean of course we can’t really get too far into this space until the transaction clears all the regulatory processes, but through due diligence there’s some obvious points of opportunity. Martin, I think, and Jim have often talked to you guys about the number of containers that they ship from Asia. Well, think about now the combined entity; I think Jarden ships 40,000 – 40-ft containers, 80,000 – 20-ft containers a year out of Asia. That’s an enormous amount of movement of product through that distribution mode. We will add to that in combination with our sourcing partners another 25,000 containers, so there should be scale leverage in transportation benefit to be had in the rate structure associated with that ocean freight. That’s just one granular example of the opportunity.

We have tremendous opportunity to reduce the cost to serve in the US, a combined entity as—and we were also in doing this work as part of Project Renewal for ourselves, but combined we have 58 different warehouses in North America, so a tremendous opportunity to move our products through the value chain more efficiently than we do today.

Then of course you’ve got two public companies and obviously there’s synergies that come from bringing those two public companies together. In procurement there’ll be synergies. Jarden actually buys more resin than Newell and so we should get scale leverage in negotiating with resin providers. So there are a number of different places where there’s tremendous value to be released and of course that’s important to the transaction and long term we’ll probably find more opportunities which will be—give us the opportunity to either let that benefit flow to margin or reinvest that benefit back into the business for accelerated performance.

So I think we’ll be really happy with the opportunities that present themselves. There’s some very clear ones that come from the combination of two public companies and then as you peel back the onion you see all kinds of synergies related to distribution, procurement, cost to serve benefit through the selling systems that we should capture, and there will be more, I’m sure.

Bill Chappell:

I’m sure. All right, that’s perfect. I’ll turn it over. Thanks so much.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Operator:

We’ll take our next question from Dara Mohsenian with Morgan Stanley.

Michael B. Polk:

Hey Dara.

Dara Mohsenian:

Good morning. So, Mike, from the Newell perspective I was hoping for some more detail on why now is the right time for Newell to pursue such as large transaction given you’ve done an enormous amount of work historically to transform Newell into what looks like a pretty solid organic growth story here today. Why kind of risk that? Then secondly, are you expecting divestitures down the road from this combined organization or are the plans to largely keep the companies intact? Thanks.

Michael B. Polk:

That’s a great question, Dara. We looked at this. This is not a—this combination comes with some execution risk connected to bringing two companies of our sorts together. It’s really important to feel confident that you’ve got a team on the field that can deliver the outcomes. If I look back at what we’ve done at Newell over the last four years, I think we’ve got a proven track record as a management team of being able to unlock a tremendous amount of value by tackling what was arguably an even heavier cost structure at Newell than this combination provides and releasing that money and putting back into our brands and into capabilities and having some of it flow through to margin for accelerated performance.

That track record and that experience over the last four years positions us well for the type of work ahead in this combination. I think it would have been a difficult choice to make; I’m really pleased with Mark and Bill’s choice to sign up for big roles in the combined entity post completion of the transaction. For me, that was an important variable in deciding whether the execution risk was manageable in the combination. We’ve met a number of Jarden people through this process that are really impressive and gave us increasing confidence through the conversations that we were having that this team is capable of handling the opportunity ahead and guys like Rich Sansone and a couple of other folks who we’ve met partnering with Bill and Mark give us great confidence that we will be successful at playing for the upside in the combination.

The question of why now, I think it’s always wise to play for—to take bigger swings from a position of strength. You never really want to do this when your business model isn’t performing and the beautiful thing about this combination is both companies are performing at leadership levels within the industry with respect to value creation and performance, and have very clear and focused plans for next year. So I think this is actually the perfect moment to play for this combination.

As we’ve gotten into this, the opportunity became really quite compelling. The combinations, the intuitive combinations that I share with you – the complementary and compatible portfolio examples that I was giving you, and there are many, many more, make this combination very exciting with respect to its future opportunity for accelerated performance.

So it’s the combination of playing from strength, seeing the strategic value in the combination, understanding – as Jim just said in his comments – the consistency in culture, and shared ambition for creating something important, scaled and sustaining, and this combination clearly does that.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

With respect to your question about portfolios, I don’t envision really much change in the portfolio over the next probably couple of years. We will take the time to do the portfolio prioritization work that we’ve done in the past and make sure that we’re allocating resource against the opportunities that have the greatest right to succeed and win in the marketplace, but I don’t see a whole lot of portfolio management activity in the next couple of years as we deleverage the company.

Dara Mohsenian:

Great. That’s helpful. Thanks.

Operator:

We’ll take our next call from John Faucher with JPMorgan.

John Faucher:

Yes. Thank you, good morning and congratulations to everyone.

I wanted to focus on two questions here. First, Mike, can you lay out some of the mileposts from an accretion standpoint and from an energy standpoint in terms of how we should figure out the run rates going forward, to try and figure out where the numbers are?

Then, one of the topics that Jarden’s talked a lot about is sort of lessening exposure to large retailers and the standard sort of consumer trade, and this seems to be a bit of a move in the opposite direction. So, can you talk maybe about how scale ends up being an advantage in what seems to be a difficult retail environment? Obviously, we’re seeing some of that on the food side, but a lot of other places, you know, focus seems to be working better than scale. Thanks.

Michael B. Polk:

Yes, the combination creates scale leverage, but the concentration at retail levels is not anywhere near what you would see in an HPC business or in a foods company. So, while we scale our business by two times in key retailers, the concentration reference point that you have for other categories is nowhere where we are. Combined with our largest partner, I think our combined revenue will contribute just a little bit more, maybe 100/150 basis points more than Newell’s standalone revenue. So, it’s not a big change in concentration. So scale and concentration are different things, and so that’s not an issue with respect to this transaction, but scale does matter, and it matters in a positive way, from my perspective, depending on your approach to how you engage with retailers, and I think the companies have two very similar approaches to how we engage with retailers. So I think this combination and the scale we get at our number one, number two, number three customers will allow us to have more strategic conversations about how we develop these categories and how we reshape the aisle architecture, to ensure that our retail partners are capturing greater productivity out of the assets that they’ve got. So this is going to be very exciting in that respect. It doesn’t create risk of a highly concentrated presence in any one particular retailer.

John Faucher:

Got it, and then, I guess, the first part of the question was sort of some of the mileposts and some of the thoughts on accretion as you go through.

Michael B. Polk:

Yes, we’ll deliver synergies over four years, the phasing, and we’ve aligned cost of—in our thinking and in our discussion of accretion, our phasing of costs of synergies is aligned to the delivery of synergies. It may be a conservative way to approach this, based on our experience with project renewal, but a prudent

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

way to approach it. So you should think about this pacing over four years, with less synergies assumed in year one, but still having quite an accretive feel in Q1—I mean, in the first year, and with the delivery picking up in year two and year three, and then tailing off in year four.

John Faucher:

Great. Thanks.

Michael B. Polk:

Accretion is strong immediately out of the box and very strong post synergies, but the combined EBITDA of this company—the EBITDA ratio of this company post-synergies is over 20%. We’ll have a $16 billion company with over $3 billion of EBITDA in aggregate post-synergies, with an EBITDA margin of over 20% of synergies. This is going to be a really interesting business to run once we de-lever the balance sheet and we get to the post-synergy world, because we’re going to have amazing optionality regarding the growth performance in this business, and as we deliver organic or core growth, we should be able to do it quite profitability. That soundbite that I gave you of 80% of the revenue having 15% operating margin pre-synergies is a really important number for you guys to reflect on as we get through this de-levering process and on to the normal operating of the company after the first couple of years.

John Faucher:

Got it, and you talked about the year-one accretion—I mean, are you giving a number or an estimate for the year-one accretion?

Michael B. Polk:

No, we’ll get into more detail when we get closer to the point where the transaction closes. We’ll both be at—I think we’ll both be (inaudible). So, as we get a little bit further along, we’ll get a little bit deeper into this and we’ll give you a specific number, but it’s very good accretion. This approach we’ve taken to the combination is good for both shareholders, and it has to be in order for this deal to be agreed, and I feel terrific about how we’ve struck the right balance.

John Faucher:

Okay. Great.

Operator:

We’ll take our next question from Bill Smith with Deutsche Bank.

Bill Smith:

Hey guys, good morning.

Michael B. Polk:

Good morning.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Bill Smith:

Just a handful of questions. The first is how were November trends looking for both companies; and then is there breakup beyond the transaction? Then, two other ones. The earnings algorithm is the same as Newell’s, or are you guys going to revisit that and come back to us on what the earnings model is going to be? Then the last one— and I’d love to hear both you and Martin talk about it. Obviously, the industry specifically, and maybe even broadly across all industries, it’s kind of withered with the old transformational acquisitions. You guys obviously decided this pretty (inaudible) is my guess and could you sort of explain, you know, what went wrong with some of the other big transformative ones and why you think this one is going to be different?

Martin E. Franklin:

Hi Bill, it’s Martin Franklin. How are you?

Bill Smith:

I’m great, Martin.

Martin E. Franklin:

Obviously, as you know, you’ve heard me talk before about deals that work and deals that don’t work, and you make more money sometimes on the deals you don’t do as opposed to the deals that you do. I will tell you, if we had the higher multiple and we had the bigger market cap, we’d be the buyer. The reality is, you know, again, as I’ve said for a long time, the deals we do were the things where we think we can drive value, and if you look at the portfolios and all the things that Mike has said, the reality is these two businesses are extremely complementary. They don’t really compete with each, but they go after the same customers, they share areas on the shelf, and the reality is we will make—Jarden will make Newell’s businesses better, and vice versa.

So, to us, that’s a deal that makes sense. The next part of it is execution. The reality—I think Mike mentioned it—80% of the business is done by 30 brands. So, it’s far less complex than you might think on the surface and obviously we’re very comfortable with running multiple-brand portfolios. This will just give the Company far more resources to push those brands, push them further.

Jim Lillie and I went to visit Mike’s product development facility in Kalamazoo, Michigan. It’s a whole setup that Jarden simply doesn’t have, we approach product development differently, and they do things that, frankly, we think are superb. I think what you’ll see over time—we’ve done a lot in Jarden to build our pipeline of new product development. I think it’s only going to get better as a result of the combination.

So, the valuation is realistic, it’s not risky, it’s not—if Newell was buying us all cash, there’d be far more risk in the transaction than there is here. The company is maintaining its investment rating. If we’re going to put two big companies together at this time in this kind of environment, I think this is the right way to do it, and if I didn’t feel that way, obviously I wouldn’t do it. I’m going to be a very big shareholder in the combined company personally and we don’t want to see 15 years of hard work become value destructive. We want to accelerate the value creation that we’ve done and I think that that’s going to be the case here.

James E. Lillie:

Bill, it’s Jim. I would just add I certainly feel the same way as both Mike and Martin do about the benefits of the combined entity, and those who know Jarden well know that we always like to do changes within the organization from a position of strength. There are other people that are merging businesses that are in the news today that are doing it on the back of weakness or outside pressure. Neither Company needed to do this deal, but saw the benefits of one and one really adding up to three, being able to grow the businesses faster and less expensive than they could do on their own.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Relative to your question about the quarter, we had a healthy October and a healthy November. We expect results in line with Street’s estimate and feel good as we finish the year with momentum, and our focus really is, those that know is, is very much more on ’16 as opposed to closing out ’15. We’ve got a very healthy budget, very achievable, and lots of momentum heading into the new year, and so I think we hit the finalization of this transaction very much from a position of strength.

Michael B. Polk:

The story on Newell is largely the same. The momentum that you have been measuring and seeing through the third quarter, and as we confirmed guidance in mid-November, continues in Q4, and you can see that through all the syndicated data. So, I think, again, when we talked about the Companies both performing from—both coming together from a position of strength, the numbers really support that, and you should expect to see that when we report our numbers at the end of January, you know, in line with all the guidance we’ve provided up until now.

One thing I would like to add to the comments just made, we are going to be very thoughtful and considered around how to play for the upside here. The combination creates value immediately with a set of assumptions, but there’s tremendous upside beyond those assumptions. That’s what I love about the deal, there’s room to play, and we’re going to go for that. That’s the shared ambition that I sense from the Jarden people I’ve met over the last couple of months and the ambition I know the Newell team has. We never stop, we’re always constructively dissatisfied, and I feel that same energy within the Jarden team. That’s an asset. That’s not an easy thing to build in a team. It’s sitting there today to be leveraged as a result of all the work that Martin and Ian and Jim did with Jarden. So, we are more alike than different in many, many ways. We have different business models and we will play for scale and synergy in those business models where it makes sense to, but we’ll respect the differences. I think you’ve learned to count on us to be really thoughtful and smart about how we unlock value and how we build businesses, and you should expect us to do the same through this combination.

Rather than get into specifics, Bill, about what our guidance will be, I’ll save that for another time.

Bill Smith:

Okay. All right, thanks. Oh, the breakup in the pro forma leverage ratio pre-synergies when the deal closes?

Michael B. Polk:

I’ll have Nancy get back to you with the details.

Bill Smith:

Okay. All right. Thanks guys.

Operator:

As a reminder, it is star, one to ask a question, and we’ll take our next question from Chris Ferraro with Wells Fargo.

Michael B. Polk:

Hey, Chris.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Chris Ferrara:

Hey, how are you doing, guys? So, I guess, Mike, from a Newell perspective, I would have thought that this deal is about applying, you know, the model you’ve applied at Newell, right, which is integrating a holding company into more of an operating company, reinvesting and driving growth, but it doesn’t sound like that’s been the point of emphasis on this call, and maybe I’m misunderstanding that, so I guess the question that it rolls up into is operational integration of Jarden into the Newell platform, is that critical to the realization of value in this deal?

Michael B. Polk:

No, it’s not. Is it something we might think about over time on certain aspects of the business, of course, but there are businesses that are different within Jarden’s portfolio, and, again, we need to respect those differences and leverage them for cross-sell potential, and there are capabilities that exist on the Jarden side that don’t exist on the Newell side. There’s a great direct-to-consumer e-comm business model that Jarden’s built that we don’t have on the Newell side.

Chris, the way to think about this thing, of course we’re going to apply the same strategic thinking that went into portfolio prioritization and investment, and we’re going to tackle cost opportunities as a way of unlocking flexibility to invest more to grow beyond the $500 million in synergies that we’ve committed to deliver, of course we’re going to do that, but, we also want to blend the best of both here. There are things that Jarden does that are advantaged capabilities relative to the marketplace and also relative to Newell Rubbermaid, and we’re going to be smart about tapping into them and creating this enterprise-wide suite of capabilities that is leverageable and applicable to both families of businesses.

So, I think it’s not a simple set of choices, as what we took on within Newell Rubbermaid at the very beginning of our path to unlock the growth potential and the margin trajectory in that business, but actually in that complexity there’s more interesting opportunity. We wouldn’t have taken this on had we not seen tremendous upside beyond what we’re committing to today, and both cultures are oriented to play for that, which is a terrific asset to be able to tap into and leverage.

Chris Ferrara:

Thanks, and just two quick ones. Mike, as you think about you guys and the Newell movement from 5% to 7% of your sales on marketing and you think about reinvestment behind Jarden, any initial thoughts, I guess from both teams, on whether there’s an opportunity to spend at a greater rate within the Jarden portfolio?

Then, completely separately—I know the accretion range is sort of wide, but any initial thoughts that could help us out on tax rate, because obviously there’s a huge difference between the Newell tax rate and the Jarden tax rate, and I just would love—any thought on there would be great.

Michael B. Polk:

The accretion numbers that we’re talking about assume—which are strong in year one and very strong over time, assume a blended tax rate. We haven’t even gotten into any of the sort of tax structuring activity you could get into, so that could give us some really interesting opportunity beyond what we’ll talk about today.

Your question about brand investment, of course if we can find more costs out of the combined entity, we’re going to put it back into the business for accelerated performance. I think we’ve learned a lot on the Newell side with respect to how that investment leads to responses in the marketplace. We’ve learned through our own experience that this business is—our business is really responsive to investment. I can’t imagine why that wouldn’t be true on the Jarden side of the family. Again, we didn’t

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

just indiscriminately spend. We went out and learned—tested and learned and went through the—did the hard work of understanding whether the investments we were making were going to yield—create the growth yield, and we’re gratified that they have, so I cannot imagine why that wouldn’t true on the Jarden side of the family. But the $500 million in synergies actually don’t assume any spend back, because we’ve assumed no revenue synergies in the model.

So again, no revenue synergies; no tax benefits other than the blended tax rate. Again, this is why—when I talked about there being tremendous upside in this proposition, this is why we believe that. So if we can get costs beyond the $500 million, which of course we’re going to try to do, we’ll put that money back into either capabilities or into brand support, and we’ll do the work between now and knowing whether we’ve got the upside synergies to understand which brand and which businesses you would put that money behind and bet on, just like we did with Newell.

If you go back and look at the growth game plan, 2012 and 2013 weren’t big investment years. Those were years where we were leveraging the cost synergies and the selling synergies to accelerate growth. 2014, ’15 and ’16 are big advertising and promotion investment step-ups, and the reason we did that was because we had to strengthen the innovation funnel at Newell Rubbermaid and we had to learn whether the business was going to be responsive. Remember, we doubled the amount of consumer insight spending, doubled the number of people in consumer insight, in order to give us confidence that putting that money into the business was going to create a yield and a return for our investors. So before we go bet big on investment, we’re going to want to understand that, and we have time to do it.

We create a lot of value just through bringing the businesses together in the first year or two, and then we’ll learn and then potentially double-down on some of the assets. I suspect there are many brands, based on what I’ve seen, that are going to respond really nicely to investment over time.

Chris Ferrara:

Got it. I appreciate all the thoughts.

Operator:

We’ll take our next question from Charlie Strauzer with CJS Securities.

Charlie Strauzer:

Hi, good morning. Just a couple of quick questions to pick up on some of the post-deal. When you look at the e-commerce strategy that Jarden was kind of laying out in the direct-to-consumer space, what’s the Newell brand strategy going to be going forward for e-commerce in direct-to-consumer, just can you expand a little bit more on that thought?

Michael B. Polk.

Yes. So, we have a very strong pure-play dot.com and bricks-and-mortar dot.com business, growing really rapidly. We’ve invested to create a capability that, in fact, unlocked that opportunity for us. We’ve been putting real money behind a group of people and capabilities in that area that’s really driven a good chunk of our growth over the last couple of years. Jarden has done the same, but Jarden has done more than Newell has, in that they’ve built out this D2D platform leveraging the brand sites, and so Newell has an opportunity—and a hook around customization that I think is really quite bright and clever, and Newell has the opportunity to do the same.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Bill Burke sent me—he went to the Patriots game this weekend and was in the gift shop and he sent me a JPEG of a Patriots crockpot. That’s a clever way to get a hook into consumers and draw them into your web platform and then convert that traffic to purchase. Newell does not have that capability as a company. So, when we say blending the best of both, that’s an example of where we take Jarden’s capability and extend into Newell, and leverage the insights and experiences that the Jarden team has with that approach to interacting with consumers into the Newell business. We have a lot to learn from our colleagues on the Jarden side with respect to that. That would be an example where, in the context of blend of best of both, we tap the Jarden capability and extend it horizontally over the Newell businesses.

Charlie Strauzer:

Excellent, and then just lastly, is there go-shop provision in the transaction documents?

Michael B. Polk:

No.

Charlie Strauzer:

Okay. Thank you very much.

Operator:

We’ll take our next question from Joe Altobello with Raymond James.

Joe Altobello:

Thanks. Good morning, guys. Congratulations. Just a couple quick ones. I guess, as we think about accretion coming up for year one, are there any significant accounting impacts we should expect, like an inventory step-up, for example. Secondly, because you guys have talked to your retail partners about this transaction, what’s been their reaction to this? Thanks.

Michael B. Polk:

Well, we wouldn’t have talked to our retail partners between 6:30 and now. I think they’re probably just getting feedback on—we’re just getting feedback on the deal, so I’m sure Jim and I will get an earful when we get off of this call. I think our retail partners are going to be happy with this deal. They’d rather deal with one strong partner than have to deal with multiple partners, and we’ll have the kind of flexibility to kind of deal with the opportunity that that creates.

On the accounting question, I’ll have Nancy or Rachel get back to you. I don’t think there’s anything material in this space. There are differences in accounting policies between the two companies and we’ll pick one and go with it, but we’re audited by two big auditing firms. With public companies, these differences are on the margin, so I wouldn’t say that they’re material.

Joe Altobello:

Okay, great. Thank you.

Operator:

We’ll next go to Kevin Grundy with Jefferies.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Kevin Grundy:

Hey, good morning, guys, and congratulations. So the first question is for Jim and Martin, getting back to sort of the why now, and understanding you like to do it from a position of strength. S, your stock hit about $57 per share this past summer, relative to the $60 in consideration, and understanding the deal structure and that the shareholders will be able to participate in the upside, but did you guys sort of think about, and did the Board think about, sort of a Plan B relative to the risk associated with a merger of this size; and specifically, it would seem like there’d be an opportunity on the cost cutting side relative to the peer group, including what Newell had been able to accomplish under Mike’s leadership, and possibly even in the portfolio rationalization, where you potentially could have accelerated organic sales growth in the portfolio. So, that’s my first question.

The second question, how long will Jim be staying on with respect to this transition?

Then, the last one, Mike, for you, just sticking with the portfolio rationalization. When you came in some four years ago, it took, I don’t know, I suppose 12 months before you laid out the growth game plan. How long should investors sort of anticipate greater clarity on the portfolio and potential for brand divestitures with the combined entity, as well? Thank you.

Martin E. Franklin:

This is Martin. I guess we’ll take the questions in order and I’ll take the first one first. Look, I think you know us well enough. We look at opportunities, and, frankly, every angle, to create more value on a daily, weekly and monthly basis. I mean, I wake up every morning and just try to figure how to make Jarden better and create more value. Every alternative and every thought is always on the table. The reality is I think we’ve done a pretty fine job as a company in driving increased organic growth. That’s been a result of investments and planning that have taken place over many, many years now, and you can see it in the percentage of what we define as brand investment spend, that has grown pretty much every year for the last decade.

So, rationalization, we’ve always said we don’t believe in asset shuffling, so selling one business in the portfolio and cutting on the edges is not something that we think is value creative. We think, if anything, it’s a distraction. We’ve always said that if we did anything, we would either do something with an entire division or we would do something with the whole company, and obviously we’re doing something here with the whole company, but we’re doing it in a way that we think creates more value.

To be honest, I won’t say I don’t care, but I think it’s less important what the stock trades at today. The bond market’s in turmoil and oil is down. I don’t know where it’s going to be in March or April, or wherever sometime in early 2016 that we do the transaction, but the reality is over the three months, four months or so, investors and analysts will understand a lot more about what this combination means, what it means to the financial performance of the combined company, and we at this point know more than you do, which is that this going to be truly value creative, and people will see that over time. So I’m really very comfortable and confident that as investors understand the opportunity here, it is going to create a far stronger company than either of these companies were individually, and I’m putting my money where my mouth is. So, I feel very good about it.

It’s a very emotional thing for me. I mean, we’ve been doing this for 15 years. I will tell you that I didn’t wake up one morning and say, “I’m a seller.” That’s not what happened at all. Mike approached me, we got to know each other, and I liked the way he operates. Jim felt the same way, Ian felt the same way, and as we’ve gotten to really get our hands around the combination we really saw the value. I think, frankly, the value as we get further along, as Mike said earlier, from both our perspectives, we were more and more convinced, which is why we’ve agreed to do it.

Jim, do you …

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

James E. Lillie:

Sure. I think the easiest thing to say is my singular focus over the next three or four months is making sure that when we give the keys to Mike that he’s got a strong asset, that it’s got its momentum, continuing to deliver and executing on its game plan. After that, I will be stepping away from the business, but as I said in my prepared remarks, this is all about shareholder value creation. I will remain a shareholder. Mike has my unequivocal support. As many of you know, Martin, Ian and I have a great partnership, and so I suspect we will keep the band together and you’ll be hearing from us later.

Michael B. Polk:

The question on portfolio rationalization, it’s far too early. We don’t envision doing anything for the next year or so, a couple of years probably, but priority number one in the near term is to de-leverage the Company. Every one of these businesses has opportunity to contribute to our strategic priorities. It does not mean that over time we will not—after we’ve done the portfolio prioritization, we look at the strategic opportunities connected to each one of these wonderful brands—that we won’t make decisions on portfolio changes. We’ve had a different point of view on that than Jarden. We’ve activated that within Newell and it’s been the right choice for our business given where our business was it. Again, we’ll be studying this work, we’ll be thinking portfolio prioritization, we’ll be thinking about investment optionality in the business, and as we de-lever the balance sheet, we’ll be in the position to build the company and strengthen the margins through active portfolio management. We don’t have a preconceived notion as we come into on what exactly we would choose to bet on or not bet on, and we have the time, given the value release in the combination, to really do that work in the proper way.

Our goal is not to shrink to success. Our goal is to grow disproportionately and competitively versus other people in the consumer goods industry, that you get leading returns relative to them, and smaller does not necessarily lead to better.

In the case of Newell, we started with a portfolio that just had businesses that did not belong and they were competitively disadvantaged. So, it was not a smart thing to do to keep them and to invest to try to create a different future for them, because that would have distracted from us doubling down on our clear winners, like Writing. So, there’s a much better blend of businesses within Jarden than what Newell had at the beginning of our journey on the growth game plan. You can see that if you go back in time, look at how Jarden held up through the recession and how Newell held up through the recession. So, you can understand the quality of these brands in the portfolio and the nature of these categories through that analysis.

As I said, we’re quite confident. We’re really excited about these brands. There’s tremendous opportunity to scale this company globally, and there’s tremendous opportunity to leverage what’s a complementary and compatible portfolio and a set of advantaged capabilities to accelerate growth and increase margin. That’s going to be our primary focus.

Kevin Grundy:

Very good. Thank you, guys. Good luck.

Michael B. Polk:

Thank you.

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Newell Rubbermaid and Jarden Corp. – Announcement of Consumer Goods Corporation, December 14, 2015

Operator:

This concludes our question and answer session today. I’ll now turn the call back over to Management for any closing remarks.

Michael B. Polk:

I’ll make a few, which is just thank you very much for your support, for your challenges and for your continued interest in our company. For the next probably four months or so, we’ll be operating as separate entities, and I know I speak for Martin and Jim, we believe this combination has the potential to be one of those powerful companies in certainly a very substantial kind of moment in our industry as we look to scale and play for the upside in the combination. Thanks so much for your support.

Operator:

This does conclude today’s presentation. We thank you all for your participation.

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Caution Concerning Forward Looking Statements

Statements that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the timing of completion of the proposed combination, the expected benefits of the proposed combination, management’s plans, projections and objectives for future operations, scale and performance, integration plans and expected synergies therefrom, and anticipated future financial and operating performance results, including operating margin or gross margin capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, and debt ratings. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that the necessary shareholder approvals may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed combination will not be consummated in a timely manner; risks that any of the closing conditions to the proposed combination may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed combination; the risk that we are unable to retain our investment grade rating; failure to realize the benefits expected from the proposed combination; failure to promptly and effectively integrate the combination; and the effect of the announcement of the proposed combination on the ability of Newell Rubbermaid to retain customers and retain and hire key personnel, maintain relationships with suppliers, on its operating results and businesses generally and those factors listed in Newell Rubbermaid’s most recently filed Quarterly Report on Form 10-Q and exhibit 99.1 thereto, in each case, filed with the Securities and Exchange Commission (“SEC”). Changes in such assumptions or factors could produce significantly different results. The information contained in this communication is as of the date indicated. Newell Rubbermaid does not assume any obligation to update any forward-looking statements contained in this communication as a result of new information or future events or developments.

Additional Information and Where to Find It

In connection with the proposed combination, Newell Rubbermaid and Jarden will file a registration statement on Form S-4 that will include the Joint Proxy Statement of Newell Rubbermaid and Jarden that also constitutes a prospectus of Newell Rubbermaid. Newell Rubbermaid and Jarden plan to mail to their respective shareholders the Joint Proxy Statement/Prospectus in connection with the combination. WE URGE INVESTORS AND SHAREHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEWELL RUBBERMAID, JARDEN, AND THE PROPOSED COMBINATION. Investors and shareholders will be able to obtain copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Newell Rubbermaid and Jarden free of charge at the SEC’s website, www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Newell Rubbermaid by accessing Newell Rubbermaid’s website at www.newellrubbermaid.com by clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link or by contacting Newell Rubbermaid Investor Relations at investor.relations@newellrubbermaid.com or by calling 1-800-424-1941, and will be able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Jarden by accessing Jarden’s website at www.Jarden.com by clicking on the “For Investors” link and then clicking on the “SEC Filings” link or by contacting Jarden Investor Relations at rwilson@jarden.com or by calling 203-845-5300. Shareholders may also read and copy any reports, statements and other information filed by Newell Rubbermaid or Jarden with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Newell Rubbermaid, Jarden and certain of their respective directors, executive officers and other persons may be considered participants in the solicitation of proxies from the respective shareholders of Newell Rubbermaid and Jarden in respect of the proposed combination contemplated by the Joint Proxy Statement/Prospectus. Information regarding Newell Rubbermaid’s directors and executive officers is available in Newell Rubbermaid’s Form 10-K filed with the SEC on March 2, 2015, its proxy statement filed with the SEC on April 1, 2015 in connection with its 2015 annual meeting of stockholders and its Forms 8-K filed with the SEC on February 12, 2015, May 19, 2015, October 9, 2015 and November 16, 2015. Information regarding Jarden’s directors and executive officers is available in Jarden’s Form 10-K filed with the SEC on March 2, 2015, its proxy statement filed with the SEC on April 20, 2015 in connection with its 2015 annual meeting of stockholders and its Forms 8-K filed with the SEC on January 5, 2015 and June 9, 2015. Other information regarding persons who may be considered participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

Non-Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.